UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2005

IPC ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-82540	74-3022102
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

88 Pine Street, Wall Street Plaza, New York, NY 10005

____________________________________________________________________________

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (212) 825-9060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 17, 2005, IPC Acquisition Corp. (the “Company”) signed a Commitment Letter (the “Commitment Letter”), including term sheets, with Goldman Sachs Credit Partners L.P. (“GSCP”) under which GSCP committed to arrange and provide financing for a new senior credit facility (the “Senior Credit Facility”). The Commitment Letter provides that the Senior Credit Facility will be for an aggregate amount of approximately $485.0 million, consisting of a $50.0 million revolving facility (the “New Revolver”), a $285.0 million first lien term loan (the “First Lien Term Loan”) and a $150.0 million second lien term loan (the “Second Lien Term Loan”).

Pursuant to the Commitment Letter, the Company expects to enter into the Senior Credit Facility with GSCP and a syndicate of further lenders. The Senior Credit Facility will be used (i) to refinance the Company’s existing credit facility (approximately $47.5 million outstanding), (ii) to finance the tender offer and consent solicitation being undertaken by the Company in respect of $150,000,000 aggregate principal amount of its 11.50% Senior Subordinated Notes Due 2009 (the “Notes”), as described below, (iii) to redeem, discharge, defease or otherwise pre-pay any untendered Notes, (iv) to repurchase some of the Company’s equity securities, (v) to provide a revolving credit facility for general corporate purposes and (vi) to pay related fees and expenses.

The First Lien Term Loan will have a final maturity six years from the date of closing and will amortize in equal quarterly amounts of 1% per annum prior to the date which is five years from the date of closing, with the remaining balance due in equal quarterly installments in the final year of the First Lien Term facility. The New Revolver will mature on December 31, 2010. The Second Lien Term Loan will have a final maturity seven years from the date of closing and is not required to amortize prior to final maturity. In addition, subject to certain exceptions, mandatory prepayments of the Senior Credit Facility will be required from excess cash flow, net proceeds from asset sales, the net proceeds of debt and equity issuances and net insurance proceeds.

The Senior Credit Facility will be guaranteed by the Company’s domestic subsidiaries. The First Lien Term Loan and the New Revolver will be secured (on a first priority basis) and the Second Lien Term Loan will be secured (on a second priority basis), in each case by substantially all of the assets of the Company and the guarantors of the Senior Credit Facility. The Senior Credit Facility will require the Company to meet certain financial tests, including without limitation, a maximum total leverage ratio, a maximum first-lien leverage ratio and a minimum interest coverage ratio and would limit future capital expenditures.

The First Lien Term Loan will bear interest at a floating rate equal to a margin of 1.75% over a defined prime rate or 2.75% over the reserve adjusted London Interbank Borrowing Rate (“LIBOR”). The New Revolver will initially bear interest at a floating rate equal to a margin of 1.75% over a defined prime rate or 2.75% over LIBOR, subject to adjustment based upon the Company’s leverage ratio. The Second Lien Term Loan will bear interest at a floating rate equal to a margin of 5.50% over a defined prime rate or 6.50% over LIBOR. The documentation of the Senior Credit Facility will contain representations and warranties, covenants and events of default customary for credit facilities of this nature.

The commitment by GSCP to provide the Senior Credit Facility is subject to, among other things, the negotiation and execution of definitive documentation and the satisfaction of other customary conditions precedent for financings of this type. There can be no assurance that any of these conditions will be satisfied. The commitment of GSCP under the Commitment Letter with respect to the Senior Credit Facility generally expires on August 5, 2005.

The foregoing description of the Commitment Letter does not purport to be complete and the actual terms of the Senior Credit Facility will be as set forth in the executed documents related thereto and may differ from that described above.

Affiliates of Goldman, Sachs & Co. own approximately 99% of the outstanding common stock of the Company. GSCP, an affiliate of Goldman, Sachs & Co., has committed to arrange and provide financing for the Senior Credit Facility as described above. The Company has also retained Goldman, Sachs & Co. to act as dealer manager for the tender offer and consent solicitation described below. For a description of other transactions involving the Company and Goldman, Sachs & Co. or its affiliates, see “Item 13. Certain Relationships and Related Transactions” in the Company’s Form 10-K for the year ended September 30, 2004.

ITEM 7.01 REGULATION FD DISCLOSURE

On June 17, 2005, the Company commenced an offer to purchase for cash any and all of the Notes on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated June 17, 2005. In conjunction with the tender offer, the Company is also soliciting consents to certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation will be conditioned, among other things, on the Company entering into the Senior Credit Facility, which would be used to fund the purchase of the Notes. A copy of the press release announcing the tender offer and consent solicitation is attached as Exhibit 99.1 to this current report on Form 8-K and incorporated herein by reference.

In connection with the syndication of the Senior Credit Facility described above, the Company estimates the following financial results for its third quarter ending June 30, 2005, its fourth quarter ending September 30, 2005 and its first quarter ending December 31, 2005:

	Third Quarter Ending June 30, 2005	Fourth Quarter Ending September 30, 2005	First Quarter Ending December 31, 2005
	(in millions)
Net income	$2.3	$8.5	$5.1
Interest expense, net	5.8	8.1	9.5
Depreciation and amortization	6.9	7.0	6.6
Income tax expense	1.8	8.3	3.8
EBITDA(1)	$16.8	$31.9	$25.0

(1)

EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period. We believe that our investors, as debt investors and not equity investors, are primarily focused on EBITDA rather than net income, as it is a useful indicator of operating performance and cash generated from operations exclusive of working capital changes.

Our management uses EBITDA as a measurement of operating performance because it assists us in comparing performance on a consistent basis as it removes the impact of our recent changes in ownership, including different capital structures and asset bases, from our operating results. Management also uses EBITDA as one of its core measures for planning and forecasting overall consolidated company and individual business division expectations and for evaluating actual results against such expectations. We have consistently included EBITDA in presentations to our board of directors and investors to enable them to have the same consistent measurement basis of operating performance used by management. We also use EBITDA as a valuation methodology in assessing the fair value of our reporting divisions for required impairment testing. Further, we use EBITDA measurements for our compensation plans and overall strategy. The most significant component of the financial targets of our management incentive plan are measured and bonuses are paid based on achievement of such EBITDA targets and our overall strategy is directed towards pursuing development opportunities intended to increase EBITDA and/or the valuation multiple of EBITDA our businesses would command on a fair value basis.

However, EBITDA is not a measurement prepared in accordance with generally accepted accounting principles, or GAAP. In addition, other companies in our industry may calculate EBITDA differently than we do. Significant factors not captured by EBITDA include trends in our period over period revenue, profitability measured by gross margin and effective tax rate. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing or financing activities, or other income or cash flow statement data prepared in accordance with GAAP. The table above sets forth a reconciliation of EBITDA to net income, our most directly comparable financial measure presented in accordance with GAAP, for the periods indicated.

Further, the Company expects to incur compensation and other charges related to the recapitalization transaction in the fourth quarter ending September 30, 2005 which is not reflected in net income in the table above. In addition, the Company will incur an expense of $0.6 million relating to capitalized transaction fees in the third quarter ending June 30, 2005, which is reflected in net income in the table above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
99.1	Press release of IPC Acquisition Corp. dated June 17, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPC Acquisition Corp.
Dated: June 20, 2005	By:	/s/ TIMOTHY WHELAN
Timothy Whelan
Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)